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                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant To Section 14(c)
                      of the Securities Exchange Act 1934




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     Rule 14c-5(d)(2))

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                          Growth Opportunities Fund,
             a series of Lincoln Variable Insurance Products Trust
               (Name of Registrant as Specified In Its Charter)

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                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                           GROWTH OPPORTUNITIES FUND
                             INFORMATION STATEMENT
                            DATED JANUARY 17, 2007

This statement provides information concerning a sub-adviser change for the Growth Opportunities Fund. We are not asking you for a proxy, and you are requested not to send us a proxy.

We previously advised you, via a supplement dated October 17, 2006 to the Trust's prospectus dated May 1, 2006, that the Board of Trustees (the "Board") of Lincoln Variable Insurance Products Trust (the "Trust") unanimously voted and approved a change in sub-adviser for the Growth Opportunities Fund (the "Fund"). The former sub-adviser was Fund Asset Management, doing business as Mercury Advisors.

In accordance with an exemptive order dated November 7, 2006 that the Securities and Exchange Commission ("SEC") issued to Delaware Management Company ("DMC"), as the Trust's adviser, and to the Trust, DMC can hire, terminate and replace, as applicable, sub-advisers (except as a general matter, sub-advisers affiliated with DMC) without shareholder approval. The additional information provided herein concerning the sub-adviser change is being provided pursuant to the order.

I. Background

At an in-person meeting on August 14, 2006, the Board, including a majority of the Independent Trustees, approved BAMCO, Inc. ("BAMCO"), to serve as the new sub-adviser, effective September 1, 2006, as well as a new sub-advisory agreement (the "Agreement") with BAMCO. In connection with this matter, the Board approved at the meeting the termination of the sub-advisory agreement for the Fund with the prior sub-adviser effective as of the close of business August 31, 2006. BAMCO's appointment as sub-adviser was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.Board Consideration Disclosure for Growth Opportunities Info. Stmt.

Due to the departure of the portfolio managers, Funds Management proposed to terminate the Fund's sub-advisory agreement with Mercury Advisors and proposed that BAMCO serve as the Fund's new sub-advisor.

The Independent Trustees reported that they had reviewed materials provided by DMC, Lincoln Life and BAMCO prior to the meeting, and had reviewed a memorandum from their independent legal counsel that advised them of, among other matters, their fiduciary duties pertaining to approval of investment sub-advisory agreements and the factors that they should consider in approving such agreements. Among other information, Lincoln Life, DMC and BAMCO provided general information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including Form ADVs, information about the financial condition of BAMCO and compliance policies and procedures and regulatory matters. The Independent Trustees reviewed long-and short-term performance information. The Independent Trustees and their independent legal counsel met separately from the "interested" Trustee and officers and employees of Lincoln Life and DMC to consider approval of the Agreement. In considering approval of the Agreement, the Independent Trustees did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors. Based upon their review, the Independent Trustees concluded that it was in the best interests of the Fund to approve the Agreement and accordingly, recommended to the Board of Trustees the approval of the Agreement. The Board determined to adopt the following considerations and conclusions of the Independent Trustees.

In considering the approval of the Agreement between DMC and BAMCO on behalf of the Fund, the Independent Trustees considered the nature, extent and quality of services proposed to be provided by BAMCO under the Agreement. The Independent Trustees noted that they had recently approved BAMCO as a sub-adviser for a fund with an investment strategy similar to the Growth Opportunities Fund. The Independent Trustees reviewed materials provided by BAMCO that described the organization, its investment philosophy and portfolio construction methodology, the experience of the Fund's proposed portfolio manager and BAMCO's professional staff, and the other fund's performance. The Independent Trustees concluded that the services to be provided by BAMCO were expected to be acceptable. The Independent Trustees noted that they had met with David Kaplan of BAMCO. The Independent Trustees considered Mr. Kaplan's presentation and his responses to their questions. The Independent Trustees reviewed the short-term and long-term performance of the other fund, whose portfolio was managed by BAMCO, and compared it to the average of its Lipper small cap growth funds performance peer group and the Russell 2000 Index. The Independent Trustees determined that the investment performance of the other fund over time was satisfactory. The Independent Trustees considered the sub-advisory fee rate under the Agreement and the fee rates charged to other registered funds managed by BAMCO. The Independent Trustees noted that the Fund's sub-advisory fee was in the lower range of the fees BAMCO charges other clients and concluded that the sub-advisory fee was reasonable. The Independent Trustees considered that the sub-advisory fee rate was negotiated at arm's length between DMC and BAMCO, an unaffiliated third party, and that DMC will compensate BAMCO from its fee. The Independent Trustees also considered whether BAMCO has or would receive any incidental benefits in connection with servicing as sub-advisor to the Fund and noted BAMCO's representation that there are no benefits received by BAMCO or its affiliates which are attributed to management of the Fund nor does it foresee receiving any such benefits.

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III.The New Sub-Advisory Agreement

The Agreement is substantially similar to the Fund's prior sub-advisory agreement other than with respect to the identity of the sub-adviser.

BAMCO will, subject to the supervision of the adviser, DMC, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Fund's investment objectives, policies and restrictions. BAMCO is also authorized to select broker-dealers to execute Fund securities transactions as it deems appropriate. BAMCO shall vote proxies relating to the Fund's investment securities.

BAMCO bears the expenses of all necessary investment and management facilities, including salaries of personnel, for its activities in connection with the services provided under the Agreement.

Except as provided by the Indemnification section of the Agreement, BAMCO is not subject to any liability to the Adviser, the Fund or to any shareholder of the Fund for any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of BAMCO's willful misfeasance, bad faith, or gross negligence on the part of BAMCO or by reason of BAMCO's reckless disregard of its obligations and duties under the Agreement. Pursuant to the Indemnification section, BAMCO agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities or litigation to which the Adviser or the Fund may become subject as a result of: (a) any failure by BAMCO to adequately diversify the Fund's investment program pursuant to the requirements and regulations identified in the Agreement, unless the failure has been corrected within any applicable grace period; or (b) any untrue statement of a material fact contained in disclosure provided by BAMCO for inclusion in the Fund's regulatory filings or any omission of a material fact required to be stated and necessary to prevent filing misleading disclosure.

The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to annual approval by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by: (a) any of the parties upon 60 days' prior written notice to the other parties; (b) by the vote of a majority of Trustees of the Trust; or (c) by the vote of a majority of the outstanding voting securities of the Fund.

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The prior and new sub-advisory fees for sub-advisory services are set forth in the table below:

                                          New Sub-Advisory Fee
               Prior Sub-Advisory Fee          Payable by
                      Paid by               Adviser to BAMCO
                 Adviser to Mercury          (Average Daily
                   (Average Daily          Net Assets of the
              Net Assets of the Fund)           Fund)/1/
              -----------------------     --------------------
              0.50% on first $100       0.65% of the average
              million                   daily net
              0.450% on next $200
              million                   assets of the Fund
              0.40% on next $200
              million
              0.375% on excess over
              $500 million

/1/The sub-advisory fee under the Interim Sub-advisory Agreement was 0.50% on the first $100 million; 0.45% on the next $200 million; 0.40% on the next $200 million; and, 0.375% on the excess over $500 million.

The sub-advisory fee due and owing by the Adviser from January 1, 2006 through August 31, 2006, to the previous sub-adviser of the Fund pursuant to a sub-advisory agreement dated May 1, 2005 was $18,109.37. Had the Agreement been in effect for that same time period, the sub-advisory fees due and owing by DMC would have been $22,583.54. This amount would have been an increase in such fees paid by DMC of approximately 25%, resulting from an increase in the percentage of sub-advisory fees under the Agreement.

As of December 31, 2006, the Adviser had the following affiliated brokers:
AnnuityNet Insurance Agency, Inc., Delaware Distributors, L.P., Lincoln Financial Distributors, Inc., Lincoln Financial Advisors Corporation, The Lincoln National Life Insurance Company, and Jefferson Pilot Securities Corporation, and Windward Securities Corporation. Baron Capital, Inc., an affiliate of BAMCO, is a registered broker dealer. However, Baron Capital, Inc. ceased brokerage activities in October of 2005. The Fund did not pay any brokerage commissions to affiliated brokers for the fiscal year ended
December 31, 2006.

IV.Information Regarding BAMCO

BAMCO is an asset management firm with approximately $16.6 billion in assets under management as of December 31, 2006. BAMCO is headquartered at 767 Fifth Avenue, New York, New York 10153. BAMCO is a New York corporation and is a wholly-owned subsidiary of Baron Capital Group, Inc. ("Baron Capital"), a New York Corporation, also located at 767 Fifth Avenue, New York, NY 10153. Ronald Baron is the 95% controlling owner of Baron Capital and the remaining 5% is employee-owned, with no one employee holding 5% of the shares.

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The following table provides the name and principal occupation of BAMCO's directors and executive officers. The address of each of the directors and executive officers is 767 Fifth Avenue, New York, NY 10153.

     Name               Principal Occupation
     ----               --------------------
     Ronald Baron...... Director, Chairman, President and CEO
     Linda S. Martinson Director, COO, General Counsel, Vice President and
                        Secretary
     Cliff Greenberg... Director, Senior Vice President
     Gretta Heaney..... Vice President and Chief Compliance Officer
     Andrew Peck....... Vice President
     Susan Robbins..... Director and Vice President
     Peggy C. Wong..... Treasurer and Chief Financial Officer

V. Information Regarding the Trust

The annual report for the Trust for the fiscal year ended December 31, 2005 has previously been sent to shareholders. That report and the semi-annual report for the period ended June 30, 2006 are available upon request without charge by contacting the Trust by:

   Regular mail: Lincoln Variable Insurance Products Trust, P.O. Box 2340, Fort Wayne, Indiana 46801

   Express mail: Lincoln Variable Insurance Products Trust, 1300 South Clinton Street, Fort Wayne, Indiana 46802

   Phone: 800-454-6265

   Website: www.lfg.com

The Trust's investment adviser is Delaware Management Company, which is located at 2005 Market Street, Philadelphia, Pennsylvania 19103. The Trust's service providers for certain accounting functions and financial reporting, Delaware Management Holdings, Inc. and Delaware Service Company, Inc., are also located at 2005 Market Street, Philadelphia, PA 19103. The Lincoln National Life Insurance Company, which provides various administrative services to the Trust, is located at 1300 South Clinton Street, Fort Wayne, Indiana 46801.

VI.Other Information

In a transaction unrelated to BAMCO serving as the Fund's new sub-adviser, management of the Fund has proposed, and the Board of Trustees has approved, that the Fund merge into LVIP Baron Growth Opportunities Fund. The merger is subject to shareholder approval at a special shareholders' meeting expected to be held in the second quarter of 2007.

                   PLEASE RETAIN THIS INFORMATION STATEMENT
                             FOR FUTURE REFERENCE